Exhibit 99.1

N e w s R e l e a s e QUICKSILVER GAS SERVICES LP 777 West Rosedale Street Fort Worth, TX 76104 www.kgslp.com

Quicksilver Gas Services LP’s Credit Facility Increased to $320 Million

FORT WORTH, TEXAS, (October 22, 2009) – Quicksilver Gas Services LP (NYSE: KGS) announced that its bank group has increased the company’s senior secured revolving credit facility to $320 million.  Bank of America Merrill Lynch led the group of 12 existing and new lenders that amended the credit facility, including an increase to the pricing grid of 175 basis points.

“The expansion of our credit facility is a testament to the bank group’s confidence in the future of our company,” said Toby Darden, Quicksilver Gas Services’ president and chief executive officer.  “We believe that this increased facility provides sufficient capacity for the company to continue to grow organically and opportunistically through selective acquisitions.”

The credit facility permits the future expansion up to $350 million, subject to consents and additional commitments.  The credit facility, which matures August 10, 2012, can be extended up to two additional years with consenting lenders.  As of September 30, 2009 and accounting for the credit facility increase, the company has approximately $113 million available to be drawn under the credit facility.

About Quicksilver Gas Services

Quicksilver Gas Services LP is a midstream master limited partnership engaged in the business of gathering and processing natural gas produced from the Barnett Shale formation in the Fort Worth Basin in north Texas.  Headquartered in Fort Worth, the company’s predecessors began operations in 2004 to provide midstream services primarily to Quicksilver Resources Inc.  For more information about Quicksilver Gas Services, visit www.kgslp.com.

Forward-Looking Statements
The statements in this news release regarding future events, occurrences, circumstances, activities, performance, outcomes and results are forward-looking statements.  Although these statements reflect the current views, assumptions and expectations of Quicksilver Gas Services LP’s management, the matters addressed herein are subject to numerous risks and uncertainties, which could cause actual activities, performance, outcomes and results to differ materially from those indicated.  Factors that could result in such differences or otherwise materially affect Quicksilver Gas Services LP’s financial condition, results of operations and cash flows include:  changes in general economic

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conditions; fluctuations in natural gas prices; failure or delays in Quicksilver Resources Inc. and third parties achieving expected production from natural gas projects; competitive conditions in our industry; actions taken or non-performance by third parties, including suppliers, contractors, operators, processors, transporters and customers; fluctuations in the value of certain of our assets and liabilities; changes in the availability and cost of capital; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; construction costs or capital expenditures exceeding estimated or budgeted amounts; the effects of existing and future laws and governmental regulations; and the effects of current and future litigation; as well as other factors disclosed in Quicksilver Gas Services LP’s filings with the Securities and Exchange Commission.  Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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Investor and Media Contact:
Rick Buterbaugh
817-665-4835

KGS 09-10
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